Exhibit H(50)

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (the “Agreement”), dated as of October 10, 2020, by and among the MassMutual Select Funds (the “Investing Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, on behalf of each fund of funds series identified on Schedule A (each, a “Fund of Funds” and collectively, the “Funds of Funds”), and the T. Rowe Price funds identified on Schedule B (each, an “Underlying Fund” and collectively, the “Underlying Funds”).

WHEREAS, the Investing Trust and the Underlying Funds are registered with the United States Securities and Exchange Commission (the “Commission”) as open-end investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Sections 12(d)(1)(A), (B) and (C) of the 1940 Act limit the ability of an investment company to invest in shares of another investment company, and therefore limit the ability of a Fund of Funds to invest in shares of an Underlying Fund as well as the ability of an Underlying Fund to sell its shares to a Fund of Funds;

WHEREAS, the Investing Trust and MML Investment Advisers, LLC (“Fund of Funds Adviser”) have obtained an order from the Commission dated November 18, 2019 (the “Order”), that permits a Fund of Funds to acquire shares of one or more of the Underlying Funds and permits each Underlying Fund, its principal underwriter and brokers and dealers registered under the Securities Exchange Act of 1934, as amended, to sell such shares to a Fund of Funds in excess of the limitations set forth in Sections 12(d)(1)(A), (B) and (C), respectively, in accordance with the conditions of the Order (the “Conditions”) as set forth in the related Notice of Application for such Order (such Order and related Notice of Application being collectively referred to herein as the “MML Order”); and

WHEREAS, the Fund of Funds may, from time to time, invest in shares of one or more Underlying Funds in excess of the limitations of Sections 12(d)(1)(A) and (C), and the Underlying Funds may, from time to time, sell their shares to the Fund of Funds in excess of the limitations of Section 12(d)(1)(B) in reliance on the MML Order;

NOW THEREFORE, in consideration of the potential benefits to the Fund of Funds and the Underlying Funds arising out of the Fund of Funds’ investment in the Underlying Funds, the parties agree as follows:

I.	REPRESENTATIONS AND OBLIGATIONS OF THE FUND OF FUNDS

1.1.       The Investing Trust has provided to the Underlying Funds through their investment adviser and designated agent, a copy of the MML Order, which is attached hereto as Exhibit 1. The Investing Trust will provide each Underlying Fund a copy of any amendment to the MML Order promptly after such amendment becomes effective.

1.2.       In connection with any investment in an Underlying Fund by a Fund of Funds, such Fund of Funds agrees (i) to comply with the applicable Conditions and this Agreement and (ii) to promptly notify the Underlying Fund if such Fund of Funds fails to comply with the applicable Conditions or this Agreement.

1.3       Pursuant to Condition 8 of the MML Order, the Investing Trust, on behalf of each Fund of Funds, will notify an Underlying Fund in writing, upon an investment by a Fund of Funds in such Underlying Fund in excess of the limits of Section 12(d)(1)(A)(i) of the 1940 Act. Upon such investment, such Fund of Funds will also provide to an Underlying Fund a list (the “List”) of the names of each Fund of Funds Affiliate and Underwriting Affiliate (as each such term is defined in the MML Order). The Investing Trust, on behalf of each Fund of Funds, undertakes to notify an Underlying Fund, in writing, of any change to the List as soon as reasonably practicable after a change occurs.

II.	REPRESENTATIONS AND OBLIGATIONS OF THE UNDERLYING FUNDS

2.1.       Each Underlying Fund: (i) acknowledges that it has received a copy of the MML Order; (ii) agrees to adhere to the applicable Conditions and this Agreement; and (iii) agrees to promptly notify the Investing Trust if it fails to comply with the applicable Conditions or this Agreement.

2.2.       Pursuant to Condition 4 of the MML Order, each Underlying Fund agrees that, once it has been notified by the Investing Trust, on behalf of the Fund of Funds, in writing, that an investment by any Fund of Funds exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, the board of directors of the Underlying Fund, including a majority of the independent directors, will determine, in reliance on such certificates and representations as they consider appropriate, including without limitation certificates and representations by the investment adviser to the Underlying Fund, that any consideration paid by the Underlying Fund to the Fund of Funds or a Fund of Funds Affiliate in connection with any services or transactions (regardless of whether such consideration is paid pursuant to an arrangement entered into prior or subsequent to the date of this Agreement):

(a)	is fair and reasonable in relation to the nature and quality of the services and benefits received by the Underlying Funds;

(b)	is within the range of consideration that the Underlying Fund would be required to pay to another unaffiliated entity in connection with the same services or transactions; and

(c)	does not involve overreaching on the part of any person concerned.

The provisions of this Section 2.2 shall not apply with respect to any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

2.3.       Pursuant to Condition 6 of the MML Order, each Underlying Fund represents that its board of directors, including a majority of the independent directors, has adopted the procedures to monitor purchases of securities in Affiliated Underwritings (as defined in the Order), pursuant to the terms of the Order. A summary of this procedure is attached hereto as Exhibit 3 (the “Affiliated Underwriting Procedures”).

2.4.       Pursuant to Condition 6 of the MML Order, each Underlying Fund agrees that it will cause to be presented to its board of directors for the board’s review any purchases of securities by the Underlying Fund in an Affiliated Underwriting in respect of any period when the Underlying Fund has been notified that a Fund of Funds has purchased shares in the Underlying Fund in excess of the limitations set forth in Section 12(d)(1)(A)(i), periodically, but no less frequently than annually, to determine whether such purchases were influenced by the investment by such Fund of Funds in the Underlying Fund in question. In connection with such review, each Underlying Fund agrees to request that the board of directors consider, among other things, the items described in Condition 6 of the MML Order.

2.5.       Each Underlying Fund represents that as of the date it is subject to this Agreement it will not rely on any order from the Commission under Section 12(d)(1)(J) of the 1940 Act that permits the Underlying Fund to invest in securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except as contemplated by Section 2.6 below.

2.6.       Pursuant to Condition 12 of the MML Order, each Underlying Fund (or its respective master fund) agrees that it does not own as of the date it is subject to this Agreement and it will not acquire, during any period when a Fund of Funds has invested in the Underlying Fund in reliance on the MML Order, securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by the MML Order.

2.7.       Pursuant to Condition 7 of the MML Order, each Underlying Fund, agrees: (i) to maintain and preserve permanently in an easily accessible place a written copy of the Affiliated Underwriting Procedures, and any modifications thereto; and (ii) to maintain and preserve for a period of not less than six years from the end of the fiscal year in which any purchase in an Affiliated Underwriting occurred, the first two years in an easily accessible place, a written record of each purchase of securities in an Affiliated Underwriting once an investment by any Fund of Funds exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, setting forth (a) the party from whom the securities were acquired, (b) the identity of the underwriting syndicate’s members, (c) the terms of the purchase, and (d) the information or materials upon which the determinations of the board of directors of the Underlying Fund were made.

III.	ADDITIONAL REPRESENTATIONS AND OBLIGATIONS OF THE FUND OF FUNDS AND THE UNDERLYING FUNDS

3.1       Pursuant to Condition 8 of the MML Order, the Investing Trust, on behalf of each Fund of Funds, and each Underlying Fund, represent that their respective boards of directors or trustees and their respective investment advisers understand the terms and conditions of the MML Order and have adopted procedures intended to ensure that they fulfill their respective responsibilities under the MML Order.

3.2       Pursuant to Condition 8 of the MML Order, the Investing Trust, on behalf of each Fund of Funds, and each Underlying Fund, agree to maintain and preserve a copy of the MML Order, the Agreement, and the List, with any updated information, for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

IV.	CERTIFICATIONS

4.1.       Each Underlying Fund, agrees to deliver to the Investing Trust and the Fund of Funds Adviser on a quarterly basis a certificate, duly certified by the President or any Vice President of T. Rowe Price Associates, Inc. (the “Underlying Funds Adviser”), substantially in the form attached hereto as Exhibit 2.

4.2.       Each Underlying Fund, acknowledges that such certificate will be accepted and reasonably relied upon by the Investing Trust, the Fund of Funds Adviser and their affiliates as conclusive evidence of the facts set forth therein.

V.	INDEMNIFICATION

5.1.       Each Fund of Funds agrees to indemnify and hold harmless each Underlying Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (the “Claims”) asserted against the Underlying Funds, including any of their principals, directors or trustees, officers, employees and agents (“Underlying Fund Indemnified Parties”), to the extent such Claims result from (i) a violation or alleged violation by a Fund of Funds of any provision of this Agreement or (ii) a violation or alleged violation by a Fund of Funds of the Conditions, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Each Fund of Funds shall not be liable under this Section 5.1 with respect to any Claims to which an Underlying Fund Indemnified Party would otherwise be subject by reason of an Underlying Fund Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Underlying Fund Indemnified Party’s obligations or duties under this Agreement or the MML Order.

5.2.       Each Underlying Fund agrees to indemnify and hold harmless each Fund of Funds, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against such Fund of Funds, including any of its directors or trustees, officers, employees and agents (“Fund of Fund Indemnified Parties”), to the extent such Claims result from (i) a violation or alleged violation by an Underlying Fund of any provision of this Agreement or (ii) a violation or alleged violation by an Underlying Fund of the Conditions, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Each Underlying Fund shall not be liable under this Section 5.2 with respect to any Claims to which a Fund of Fund Indemnified Party would otherwise be subject by reason of a Fund of Fund Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Fund of Fund Indemnified Party’s obligations or duties under this Agreement or the MML Order.

VI.	NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement and the terms and conditions of the MML Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Investing Trust, a Fund of Funds or the Fund of Funds Adviser:

MML Investment Advisers, LLC

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Douglas Steele, Vice President

e-mail: dsteele@massmutual.com

With a copy to:

MassMutual Select Funds

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: Andrew M. Goldberg, Vice President, Secretary, and Chief Legal Officer

e-mail: agoldberg@massmutual.com

If to the Underlying Funds:

T. Rowe Price Associates, Inc.

4515 Painters Mill Road

Owings Mills, MD 21117

Attention: Laura Chasney, Managing Legal Counsel

e-mail: Laura.Chasney@troweprice.com

VII.	TERMINATION; GOVERNING LAW; CONFIDENTIALITY

7.1.       This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party; provided, however, that the provisions of Sections 2.7, 3.2, 4.2, 5.1, 5.2, 8.5 and this Section 7 shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

7.2.       This Agreement will be governed by the laws of The Commonwealth of Massachusetts without regard to its choice of law principles.

7.3.       The Underlying Funds (i) acknowledge that the List provided to the Underlying Funds pursuant to Condition 8 of the MML Order and Section 1.3 of this Agreement is confidential and proprietary information of each Fund of Funds and (ii) agree to treat such List in the same manner as the Underlying Funds treat their own confidential information.

7.4        The Fund of Funds and the Underlying Funds agree that any other information exchanged between them (or their agents) for the purpose of effecting any transaction pursuant to this Agreement is confidential. The Fund of Funds and the Underlying Funds agree to treat such information in the same manner as the recipient treats its own confidential information. The Fund of Funds and the Underlying Funds have notified their agents, representatives, affiliates and other concerned third parties of the provisions of this Section 7.4.

7.5.        The obligations of this Agreement shall apply to each Underlying Fund only in respect of any period with respect to which the Underlying Fund has been notified by the Investing Trust, on behalf of the Fund of Funds, in writing, that an investment by a Fund of Funds in such Underlying Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act. The obligations of each Underlying Fund and its board of directors related to shares already purchased and held by a Fund of Funds will survive termination of this Agreement until the Fund of Funds reduces its holdings in the Underlying Fund below the limit set forth in Section 12(d)(1)(A)(i) of the 1940 Act.

VIII.	MISCELLANEOUS

8.1.       Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

8.2.       Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

8.3       Third Party Beneficiary. The parties each acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, the Fund of Funds Adviser is and shall be an intended third party beneficiary of this Agreement, including but not limited to the indemnification rights provided for in Section IV above.

8.4.       Additional Fund of Funds and Underlying Funds; Additional Investment Companies.  In the event that the Investing Trust or the Underlying Funds Adviser wishes to include one or more series in addition to those originally set forth on Schedule A and Schedule B, respectively, the relevant entity shall so notify the other entity in writing, and if the other entity agrees in writing, such series shall hereunder become a Fund of Funds or Underlying Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.5.       Limitation of Liability. In any action involving the Investing Trust or Fund of Funds under this Agreement, each Underlying Fund agrees to look solely to the individual Fund of Funds(s) that is/are involved in the matter in controversy and not to any other series of the Investing Trust. In any action involving the Underlying Funds under this Agreement, each Fund of Funds agrees to look solely to the individual Underlying Fund(s) that is/are involved in the matter in controversy.

The Investing Trust and each Fund of Funds agree that the obligations of or arising out of this Agreement are not binding upon any of the directors, officers, or shareholders of any Underlying Fund individually but are binding only upon the assets and property of the Underlying Fund in question.

8.6.       Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

8.7.       Section 17(e). The Investing Trust and Fund of Funds Adviser acknowledge that receipt of any compensation by (a) an affiliated person of a Fund of Funds, or an affiliated person of such person, for the purchase by such Fund of Funds of shares of an Underlying Fund or (b) an affiliated person of an Underlying Fund, or an affiliated person of such person, for the sale by the Underlying Fund of its shares to a Fund of Funds may be prohibited by section 17(e)(1) of the 1940 Act.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MassMutual Select Funds, on behalf of each of the Fund of Funds listed on Schedule A, Severally and Not Jointly

/s/ Renee Hitchcock

Name: Renee Hitchcock

Title: CFO and Treasurer

Agreed and Acknowledged by:

T. Rowe Price International Funds, Inc.

T. Rowe Price Institutional Income Funds, Inc.

T. Rowe Price High Yield Fund, Inc.

T. Rowe Price Floating Rate Fund, Inc.

/s/ Darrell Braman

Name: Darrell Braman

Title: Vice President

Schedule A

Fund of Funds

MassMutual Select T. Rowe Price Retirement 2005 Fund
MassMutual Select T. Rowe Price Retirement 2010 Fund
MassMutual Select T. Rowe Price Retirement 2015 Fund
MassMutual Select T. Rowe Price Retirement 2020 Fund
MassMutual Select T. Rowe Price Retirement 2025 Fund
MassMutual Select T. Rowe Price Retirement 2030 Fund
MassMutual Select T. Rowe Price Retirement 2035 Fund
MassMutual Select T. Rowe Price Retirement 2040 Fund
MassMutual Select T. Rowe Price Retirement 2045 Fund
MassMutual Select T. Rowe Price Retirement 2050 Fund
MassMutual Select T. Rowe Price Retirement 2055 Fund
MassMutual Select T. Rowe Price Retirement 2060 Fund
MassMutual Select T. Rowe Price Retirement Balanced Fund

Schedule B

Underlying Funds

Fund Name	Ticker	CUSIP	After Hours Contacts for NAV Inquiries
T. Rowe Price Institutional High Yield Fund	TRHYX	77958B204
T. Rowe Price High Yield Fund—I Class	PRHIX	741481303
T. Rowe Price Institutional Floating Rate Fund	RPIFX	77958B402
T. Rowe Price Floating Rate Fund—I Class	TFAIX	87279B304
T. Rowe Price Dynamic Global Bond Fund—I Class	RPEIX	77956H468

Exhibit 1

MML Order

[Exhibit Omitted]

The Investing Trust has provided to the Underlying Funds through their investment adviser and designated agent, a copy of the MML Order.

Effective November 18, 2019, the Securities and Exchange Commission granted the relief requested under section 12(d)(1)(J) of the 1940 Act from sections 12(d)(1)(A), (B), and (C) of the 1940 Act, and under section 6(c) and 17(b) of the 1940 Act from section 17(a) of the 1940 Act by Applicants (File No. 812-15052), subject to the conditions contained in the application, as amended.

Exhibit 2

Form of Officer’s Certificate

I, [ ], the duly elected and qualified Vice President of T. Rowe Price Associates, Inc. (“Underlying Funds Adviser”) hereby certify in my capacity as such officer pursuant to Section 3.1 of that certain Participation Agreement dated ___________ by and among the Investing Trust, on behalf of each of the series identified on Schedule A (each a “Fund of Funds” and collectively the “Funds of Funds”) to the Participation Agreement, and the T. Rowe Price funds identified on Schedule B (each an “Underlying Fund” and collectively the “Underlying Funds”) to the Participation Agreement (the “Agreement”) that:

1.       During the quarter ended [For the period covering [_________]:

(a)        The Underlying Funds Adviser determined that any consideration paid by each Underlying Fund to a Fund of Funds or a Fund of Funds Affiliate in connection with any services or transactions (i) was fair and reasonable in relation to the nature and quality of the services and benefits received by such Underlying Fund, (ii) was within the range of consideration that the Underlying Fund would have been required to pay to another unaffiliated entity in connection with the same services or transactions, and (iii) did not involve overreaching on the part of any person concerned (each Underlying Fund’s board of directors, including a majority of the independent directors, made these determinations for the annual period ended [ ]);1

(b)       either (i) no Underlying Fund purchased a security in any Affiliated Underwriting or (ii) all purchases of securities by each Underlying Fund in an Affiliated Underwriting were consistent with the Affiliated Underwriting Procedures;2

(c)       no Underlying Fund acquired securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by the MML Order; and

(d)       each Underlying Fund complied with all applicable terms and conditions of the MML Order and the Agreement.

2.       The board of directors of the Underlying Fund reviewed any purchases of securities by such Underlying Fund in an Affiliated Underwriting during the most recently completed fiscal year and determined that no such purchase was influenced by the investment by a Fund of Funds in an Underlying Fund.3

1 This certification must only be made once an investment by a Fund of Funds exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and may exclude any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

2 This certification must only be made once an investment by a Fund of Funds exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act.

3 This certification must only be made once an investment by a Fund of Funds exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and must only be delivered on an annual basis.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ____ day of _______, 202_.

_____________________________

Name:

Title: Vice President

Exhibit 3

Affiliated Underwriting Procedures

[Exhibit Omitted]

The board of directors of each Underlying Fund, including a majority of the independent directors, has adopted the procedures to monitor purchases of securities in Affiliated Underwritings (as defined in the Order), pursuant to the terms of the Order. This Exhibit 3 contains a summary of these procedures.

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